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EXHIBIT 10.11
EMPLOYMENT AGREEMENT BETWEEN REGISTRANT AND JOSEPH G. MASARICH




                                 SUMMIT DESIGN, INC.
                                 EMPLOYMENT AGREEMENT

EMPLOYEE:           JOSEPH G. MASARICH
EFFECTIVE DATE:     DECEMBER 22, 1997

This Agreement is entered into as of the above date by and between SUMMIT DESIGN, INC., a Delaware corporation ("SUMMIT") and the above-named employee ("Masarich").

1. EMPLOYMENT AND DUTIES. SUMMIT hereby employs Masarich to serve and perform in the role of Senior Vice President of Worldwide Sales and Marketing reporting to the Chief Executive Officer of SUMMIT. Masarich will enter SUMMIT on the agreed start date as Senior Vice President Of Worldwide Sales and will be named Senior Vice President of Worldwide Sales and Marketing prior to March 31, 1998. Masarich agrees to perform the duties of this position to the best of his ability and to devote full time and attention to the transaction of SUMMIT's business.

2.   TERM AND TERMINATION.

          (a) This Agreement shall have an initial term of four (4) years, unless sooner terminated in accordance with Subsection 2(b) and/or 2(c) and/or 2(d) and/or 2(e) below. After the initial term of four (4) years, or any extension thereof, the term of the Agreement shall automatically extend for additional one (1) year periods unless terminated by either party with at least ninety (90) days' advanced written notice prior to the end of the then-current term. Both parties acknowledge that the employment created herein is Employment-at-Will and may be terminated with or without cause under the terms stated herein.

          (b) In the event that Masarich notifies Summit (in writing) of termination of his employment with Summit for any reason other than specified in Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation".

          (c) In the event that Summit notifies Masarich (in writing) of termination of his employment by Summit because Masarich willfully abandoned the duties of his position or engaged in any business or criminal practice which the Chief Executive Officer and Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill, or reputation of Summit, or which does or could adversely affect the interests of Summit, then this Agreement shall terminate as of the date of such
notification.   Termination under this Section 2(c) is "Cause".

          (d) In the event that Masarich notifies Summit (in writing) of his resignation as an employee of Summit because Summit has required (in writing) Masarich to perform solely in any role other than Sr. Vice President of Worldwide Sales and Marketing, reporting to the Chief Executive Officer, without Masarich's consent (in writing), then this Agreement shall terminate as of the date of

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such notification by Masarich. In addition, if more than 75% of the assets, or more than 50% of the outstanding shares of Summit are sold to another company and Masarich notifies Summit (in writing) of his resignation, then this Agreement shall terminate as of the date of such notification by Masarich. Termination under this Section 2(d) is "Construction".

          (e) In the event that Summit notifies Masarich (in writing) of termination of his employment by Summit for any reason other than specified in Section 2(b) and/or 2(c) and/or 2(d), then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "Convenience".

          (f) Notwithstanding the above, termination of this Agreement shall not release Masarich from any obligations under Sections 4, 5, 6, and 7 hereof.

3. COMPENSATION AND BENEFITS. In consideration of the services to be performed by Masarich, SUMMIT agrees to pay Masarich the compensation and extend to Masarich the benefits consisting of the following:

          (a) Annual Base Salary of $160,000, paid twice monthly and prorated and beginning on the first pay period following the date agreed upon by Masarich and SUMMIT. In addition Masarich shall receive up to $120,000 of variable compensation starting in 1998 according to the achievement of SUMMIT's Annual Business Plan revenue as approved by the Board of Directors. The commission plan's target income is $120,000 annually and the commission rate is expressed as a constant percentage rate from $0 to $50,000,000.

          (b)  Equity:

               (i) Summit hereby grants Masarich an incentive stock option of 165,000 shares of Summit common stock at $ 9.3125 per share (the Fair Market Value) as defined in the Summit Design, Inc. 1994 Stock Plan (the "ISO Plan") These shares are governed by the terms and conditions of the ISO Plan. Notwithstanding the terms and conditions of the ISO Plan, 25% of these shares shall vest 12 months after the effective date of this agreement, and the remaining shares shall thereafter vest at the rate of 1/36 per month such that Masarich is 100% vested 48 months after the effective date of this Agreement.


                    In addition, if this Agreement is terminated for Construction as defined in Section 2(d) or Convenience as defined in Section 2(e), all shares covered under this Section 3(b)(i) shall be 100% vested.

                    In addition, if this Agreement is terminated for Resignation as defined in Section 2(b) or Cause as defined in
          Section 2(c) within 24 months of the effective date of this Agreement, then (A) all options granted under Section3(b)(i) above (whether vested or unvested) shall terminate and (B) SUMMIT shall have the right to repurchase all shares of common stock acquired upon exercise of the options granted under Section 3(b)(I) above ("Purchased Shares") at the Exercise

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          Price per share.  This paragraph is void upon Masarich's completed relocation of  himself and his family to the Portland area.

          (c) Masarich shall be provided the right to participate in the health, dental, and life insurance programs provided for the senior level executives of Summit.

          (d) Masarich shall receive a $750 per month auto allowance, paid in the first payroll check of each month.

          (e) Masarich shall be granted four (4) weeks paid time off during his first full year of employment and each year thereafter according to SUMMITS paid time off policy.

          (f) In addition, to assist in Masarich's relocation from California to Oregon, Summit agrees to provide Masarich with a relocation package to reimburse Masarich for expenses incurred for real estate fees (not to exceed 7%, however at Masarich's option, a $80,000 bonus may replace the house sale commission and closing costs provision. This choice must be confirmed in writing no later than December 29, 1998) for selling his home in California, opening costs for the purchase of a home in Oregon (not to exceed $10,000), transfer of household goods from California to Oregon and travel for Masarich and his family to Portland for the purpose of area familiarization and final move (up to four (4) trips). Summit also agrees to provide temporary living expenses for up to three (3) months as follows:

-  Housing - not to exceed $2,000.00 per month;
-  Meals - not to exceed $100.00 per week; and
-  Travel - not to exceed four (4) trips per month

In addition, if Summit and Masarich can determine a commercially available relocation program that is more beneficial to Masarich and no more expensive to Summit, then Masarich may agree to this program in lieu of the $80,000 bonus.

          (g) In the event that this Agreement is terminated for Construction as defined in Section 2(d) or Convenience as defined in Section 2(e), then Summit shall pay Masarich $13,333.33 per month plus all insurance benefits normally paid by Summit. This payment and benefits shall continue monthly for twelve (12) months provided, however, that if Masarich accepts full-time employment from another party prior to the end of such twelve (12) months, these monthly payments and benefits shall immediately terminate.

4. CONFIDENTIALITY. Masarich acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of SUMMIT, collectively referred to as "Technology", were and will be designated and developed by SUMMIT at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of SUMMIT, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to SUMMIT. Masarich hereby agrees that he will not, at any time, without the express written consent of SUMMIT, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Masarich use, directly or indirectly, for Masarich's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties hereto.

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5.   INVENTIONS.  All original written material including programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Masarich in connection with employment by SUMMIT shall belong exclusively to SUMMIT.

6. RETURN OF DOCUMENTS. Masarich acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of SUMMIT or containing any confidential information of SUMMIT shall be the sole and exclusive property of SUMMIT, and shall be returned to SUMMIT upon the termination of employment for any reason whatsoever or upon the written request of SUMMIT.

7. COMPLIANCE. Masarich agrees to comply with all of SUMMIT's written employment policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

8. INJUNCTION. In addition to all other legal rights and remedies, SUMMIT shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

9. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

10. DISPUTES. The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Oregon. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

11. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification of amendment hereof is effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.


          "EMPLOYER":                  SUMMIT:
                                       A Delaware Corporation


                                       By: /s/ LARRY J. GERHARD
                                          ------------------------------
                                       Name:  Larry J. Gerhard
                                       Title: President, CEO, Chairman, SUMMIT


          "EMPLOYEE":                  /s/ JOSEPH G. MASARICH
                                       ---------------------------------
                                       Joseph G. Masarich